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                                                                   EXHIBIT 2.5.3

                               THIRD AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS THIRD AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "Third Amendment") is made and entered into effective as of December 17, 1997, by and among WHEELS SPORTS GROUP, INC., a North Carolina corporation ("Parent"), High Performance Sports Marketing, Inc., a North Carolina corporation (formerly HP ACQUISITION COMPANY) ("HPAC"), RANDY C. BAKER ("Baker"), DAVID W. DUPREE ("Dupree") (Baker and Dupree are hereinafter the "Shareholders"), HOWARD L. CORRELL, JR. ("Correll"), RANDY E. DUNCAN ("RED"), TERRY J. POWELL ("TJP"), and W. CONRAD POWELL ("WCP") (Correll, RED, TJP and WCP are hereinafter the "Obligors").

                              Statement of Purpose

         Parent, HPAC, HIGH PERFORMANCE SPORTS MARKETING, INC., a North Carolina corporation ("High Performance") and the Shareholders are parties to that certain Agreement and Plan of Reorganization dated as of October 3, 1997 and as amended on October 24, 1997 and November 26, 1997 (as amended, the "Agreement") and desire to enter into this Third Amendment to amend certain provisions of the Agreement. The Obligors are principal shareholders of Parent and will receive substantial and direct benefits from the consummation of the transactions contemplated by the Agreement and would suffer direct financial detriment from the unwinding of the results of the Agreement. All capitalized terms used and not otherwise defined in this Third Amendment have the meaning assigned to them in the Agreement.

         Therefore, the parties hereto agree as follows:

         A. Amendments to Agreement. The following amendments to the Agreement are effective as of the date of this Third Amendment:

         1. Financing with Credit Agricole Indosuez. Shareholders hereby release and terminate the Pledge Agreement effective as of October 24, 1997 between Parent and Shareholders and the pledge of the Pledged Securities (as defined therein) to allow for the proposed financing by Parent with Credit Agricole Indosuez (the "Financing"). Within seven (7) days of the completion of the current audit of High Performance, Parent agrees to cause proceeds from the Financing to be used to satisfy in full all obligations of Parent or HPAC to Peoples Bank. Additionally, upon satisfaction of the requirements for the release of the Escrowed Amount (as defined in the Financing documents) pursuant to the terms of the Financing, the Cash Payment, plus accrued interest at no less than the federal funds rate in effect from time to time (hereinafter for purposes of this Third Amendment the "Cash Payment"), shall be promptly paid to the Shareholders.

         2.      Modification of Cash Payment Provisions.

                 (a)      Subject to the terms herein, Section 2.6(b) is
         amended to provide that (i) on the earliest of the various dates at which the Escrowed Amount may be released to the Shareholders (the "Cash Payment Date"), Parent shall pay the Cash Payment to the Shareholders and (ii) on or before April 30, 1998, the Obligors shall jointly and severally be obligated to pay $250,000 cash (the
         "Extension Consideration") to the Shareholders, with payment in both cases in the form of cashier's checks or a wire transfer of immediately available funds to a financial institution designated by the Shareholders.
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                 (b)      Notwithstanding the provisions of Section 2(a) above,
         the Obligors acknowledge and agree that failure to pay the Cash
         Payment on or before April 30, 1998 shall constitute a default under the Pledge Agreement described in Section 5 below.

         3.      Payment of Shareholders Expenses.  Notwithstanding Section
12.4 or any other provision to the contrary in the Agreement, any reasonable expenses incurred by the Shareholders in connection with the consummation of the Agreement and the transaction contemplated hereunder not paid or reimbursed by Parent and/or HPAC shall be paid by Obligors upon receipt of an itemization of such expenses within five (5) days of the Cash Payment Date.

         4. Termination of the Proposed Acquisition of Parent by Racing Champions Corporation ("RCC"). The giving of notice by Parent or RCC that the proposed acquisition of Parent by RCC is terminated for any reason shall constitute a default under the Pledge Agreement described in Section 5 below. Immediately upon such notice, Baker shall provide Parent with all required information for Parent to comply with Rule 14f-1 promulgated under the Securities Exchange Act of 1934, as amended, and Parent shall make all required filings within five (5) business days of receipt of such information. Provided that if the Directors of Wheels within twenty (20) days of such filing take such action as may be required to provide Baker the right to appoint a majority of the Board of Directors of Parent and such Directors elect Baker CEO and COO of Parent, such default under the Pledge Agreement shall be deemed to be cured, but the Pledge Agreement shall continue in effect pursuant to its terms.

         5. Pledge of Parent Shares as Security. Obligors shall simultaneously, with the execution of this Agreement, execute Pledge Agreements for an aggregate of 1.0 million shares of common stock of Parent in the form attached hereto as Exhibit I to secure the timely payment of the Cash Payment and Extension Consideration. Shareholders agree to exercise their remedies under the Pledge Agreements for any failure of Obligors to satisfy their obligations hereunder, prior to pursuing any other remedies available to them.

         B.      Miscellaneous.

         1. Ratification of Agreement. Other than as modified by this Third Amendment, all terms of the Agreement are hereby affirmed and ratified.

         2. Counterparts. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         3. Governing Law. This Third Amendment shall be governed by the laws of the State of North Carolina applicable to agreements made and to be performed entirely within North Carolina.





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         The parties have executed and delivered this Third Amendment as of the date first written above.

                                       WHEELS SPORTS GROUP, INC.


                                       By:   /s/ Howard L. Correll
                                           ------------------------------------
                                             Howard L. Correll, President


                                       HIGH PERFORMANCE SPORTS MARKETING, INC.
                                       (formerly HP ACQUISITION COMPANY)


                                       By:   /s/ Howard L. Correll
                                          ------------------------------------
                                             Howard L. Correll, President


                                       SHAREHOLDERS


                                       By:   /s/ Randy C. Baker
                                           ------------------------------------
                                             Randy C. Baker


                                       By:   /s/ David W. Dupree
                                           ------------------------------------
                                             David W. Dupree


                                       OBLIGORS


                                       By:   /s/ Howard L. Correll, Jr.
                                           ------------------------------------
                                            Howard L. Correll, Jr.


                                       By:   /s/ Terry J. Powell
                                           ------------------------------------
                                             Terry J. Powell


                                       By:   /s/ W. Conrad Powell
                                           ------------------------------------
                                             W. Conrad Powell


                                       By:   /s/ Randy E. Duncan
                                           ------------------------------------
                                             Randy E. Duncan





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